blue water GLOBAL GROUP

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PRESS RELEASE

Blue Water Enters Into LOI for Distillation of Its Own Privately Labeled Rums

Blue Water Will Offer Three Rums Under Its Own Label with Exclusive Worldwide Distribution Rights

Canton, Georgia – January 15, 2014 – Blue Water Global Group, Inc. (OTCBB: BLUU) announces that it has finalized a Letter of Intent (LOI) with a family owned distillery located on the Caribbean island of Dominica, W.I. Due to a non-disclosure provision, the family and distillery name are being withheld until a Definitive Agreement is executed, which is expected to occur within the next 90 days.

Key Highlights:

- Develop and distill the three following sugarcane based rums to be sold under the Blue Water label:
  1. **White Rum**. A clear, or "light", rum for use in mixed drinks that will be comparable to Bacardi™ Light Rum
  2. **Spiced Rum**. A lightly spiced rum for use in mixed drinks that will be comparable to Captain Morgan™ Spiced Rum
  3. **Holiday Spiced Rum**. A hearty spiced rum offered seasonally that will be for sipping and mixing holiday type drinks
- Blue Water retains exclusive rights (inclusive of recipes and distillation process) to all privately labeled rums developed and branded under this agreement
- Blue Water retains exclusive and unlimited worldwide distribution rights to its privately labeled rums
- Blue Water will initially sell its rums at its Blue Water Bar & Grill™ restaurants and through its own souvenir shops
- Blue Water will eventually negotiate separate distribution agreements for expanded wholesale and retail sales of its rums throughout the Caribbean Region
- The distillery is prepared to plant an additional 400 acres of sugarcane in 2014 to accommodate Blue Water's rums

Blue Water's President and CEO, J. Scott Sitra, stated, "This is a groundbreaking development that we are very excited to share with our stockholders. Not only will this help us control liquor costs at our Blue Water Bar & Grill™ restaurants, but this development is a natural extension of the Blue Water brand." Mr. Sitra continued, "Initially, tourists and locals alike will be able to purchase our rums at the Blue Water Bar & Grill™ souvenir shops. However, once a stable inventory is established, we intend to sell the Blue Water rums island wide through various retail and grocery stores."

About Blue Water Global Group

Blue Water Global Group, Inc. is a publicly held developer of casual dining restaurant properties. Blue Water is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean under the Blue Water Bar & Grill™ brand. Additionally, Blue Water is engaged in making strategic equity investments in promising businesses that are in the early stages of obtaining their own listing on the OTCBB. For more information, visit www.bluewaterglobalgroup.com.

* Designated trademarks and brands belong to their respective owners.

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Investor Relations Contact

Craig Fischer
786.375.0556
ir@bluewaterglobalgroup.com